PURCHASE AND SALE AGREEMENT

BETWEEN

PKLB LIMITED PARTNERSHIP, a Maryland partnership having
BASi MARYLAND, INC., a Maryland corporation as its general partner

AS SELLER

AND

THE KEVIN F. DONOHOE COMPANY, INC.

a Pennsylvania corporation

AS PURCHASER

As of November 11, 2004

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 11th day of November, 2004 (the “Effective Date”), by and between PKLB LIMITED PARTNERSHIP, a Maryland partnership having BASi MARYLAND, INC., a Maryland corporation as its general partner, having an address at 300 W. Fayette Street, Baltimore, Maryland 21201, and The Kevin F. Donohoe Company, Inc., a Pennsylvania corporation, its successors and assigns (“Purchaser”), having an address at The Curtis Center, Suite 700, Independence Square West, Philadelphia, Pennsylvania 19106.

W I T N E S S E T H:

ARTICLE 1.

PURCHASE AND SALE

        1.         Agreement of Purchase and Sale.    Purchaser and Seller entered into a Purchase and Sale Agreement dated July 26, 2004 (the “Initial Agreement”), a’ copy of which is attached hereto as Exhibit A. The Initial Agreement was terminated by the Purchaser pursuant to Section 3.2 thereof by a letter from Purchaser to Seller dated September 17, 2004. Notwithstanding such termination, the parties hereto wish to proceed with the sale and purchase of the Property in accordance with the terms and conditions of the Initial Agreement, which terms and conditions are hereby incorporated by reference herein, and are modified as set forth below.

ARTICLE 2.

MODIFICATIONS TO INITIAL AGREEMENT

        1.         The Purchase Price is Six Million Five Hundred Thousand Dollars ($6,500,000).

        2.         Paragraph 1.5 shall read as follows:

        “Within ten (10) business days after the Effective Date, Purchaser shall deposit with First American Title Insurance Company (the “Escrow Agent”), having its office at 410 E. Pratt Street, Suite 323, Baltimore, Maryland 21202, Attention: Joseph Reineberg, the sum of One Million Dollars ($1,000,000) (the “Earnest Money”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. The parties agree to use commercially reasonable efforts to reach agreement with respect to all title matters and the final form of the Seller Lease within the ten (10) day period following the Effective Date. The Earnest Money shall be non-refundable except in the case of (i) a default by Seller under Section 6.2, or (ii) any other provision of this Agreement pursuant to which Purchaser shall be entitled to a return of the Earnest Money following a termination hereof. The Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of an escrow agreement in a form reasonably acceptable to Seller, Purchaser and Escrow Agent entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement.

        3.         Paragraph 2.1, 2.2, 2.3 (including subparagraphs 2.3.2, 2.3.3 and 2.3.4) and 2.5 are deleted.

        4.         Article 3 shall read as follows:

        3.1         Right of Inspection.    During the period beginning upon the Effective Date until Closing, Purchaser shall have the right to make a physical inspection of the Property and to examine during Seller’s normal business hours, at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the redevelopment, leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, engineering reports, plans and specifications, warranties for services and materials provided to the Property, and environmental audits and similar materials. Any inspections by Purchaser shall be conducted only during Seller’s normal business hours and upon at least 24 hours prior notice to Seller. Purchaser will use commercially reasonable efforts to perform its inspections in a manner that does not materially interfere with Seller’s business operations being conducted upon the Property. Purchaser shall be entitled to conduct invasive testing on the Property with Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser agrees to repair any damage to the Property caused by Purchaser and to indemnify against and bold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection or testing of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. Purchaser shall maintain public liability and property damage insurance in the amount of $1,000,000, and automobile liability insurance in an amount not less than $1,000,000 which insurance coverage shall name Seller as an additional insured and which insurance coverage shall otherwise be in form and substance satisfactory to Seller and adequate to insure against all liability of Purchaser and its consultants, respectively, and each of its agents, employees or contractors, arising out of the inspections or testing. All inspections and testing shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to interfere unreasonably with use of the Property by Seller or its tenants.

        3.2         Seller Lease.    Seller and Purchaser agree to act in good faith to agree upon the terms and conditions of a triple net lease between Seller, as tenant, and Purchaser, as landlord, for approximately 101,000 square feet of space on the Property (the “Seller Lease”), which terms and conditions will include, but shall not be limited to (i) a lease term of three (3) years beginning with the date of Closing, (ii) base rent equal to $8.00 per leasable square foot of space on a triple net basis, with Seller being responsible for all its proportionate share of operating costs, including, without limitation, utilities, real estate taxes and insurance and all maintenance and repair costs (including elevators) except that Purchaser shall be responsible for roof repair and maintenance and all other capital repairs or replacements (including floors, slabs, foundations and structural elements of the Property), and (iii) an agreement by Purchaser that it will not intentionally take any action that would materially adversely impact Seller’s business during the lease term (with the understanding that Seller, as tenant, is solely responsible for compliance with all laws, rules and regulations applicable to its business). In order to secure Seller’s obligations under the Lease, Seller shall deliver to Purchaser at Closing an irrevocable letter of credit in the face amount of Two Million Eight Hundred Thousand Dollars ($2,800,000) issued by a financial institution and in form and substance acceptable to Purchaser (the “Letter of Credit”). The Letter of Credit shall remain in place for the term of the Seller Lease and may be drawn by Purchaser in the event of Seller’s failure to comply with its obligations under the Seller Lease or in the event that the Letter of Credit is not renewed within thirty (30) days of any expiration thereof. Provided no default has occurred under the Seller Lease, the face amount of the Letter of Credit may be reduced to Two Million Dollars ($2,000.000) on the first anniversary of the date of the Seller Lease and to One Million Dollars ($1,000,000) on the second anniversary of the date of the Seller Lease.

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        5.         Paragraph 4.1. shall read as follows:

        “The Closing shall be held at the offices of Gallagher Evelius & Jones LLP, 216 N. Charles Street, Suite 400, Baltimore, Maryland 21201, on the date selected by the Purchaser with at least five (5) days prior notice to the Seller not later than the thirtieth (30th) day following the Effective Date (the “Outside Date”). Buyer shall have the right to extend the Outside Date by up to ten (10) days by notifying the Seller on or before the thirtieth (30th) day following the Effective Date of its desire to so extend the Outside Date.”

        6.         Paragraph 4.6 is amended by adding the following paragraph;

        “4.6.5     Seller has complied with all of the Schedule B-Section 1 requirements applicable to the Seller as required by the title company in the Title Commitment issued by First American Title Insurance Company, Commitment No. NOS-106989-PHIL, effective April 24, 2004. Notwithstanding the foregoing, nothing shall relieve the Purchaser of any of the obligations Purchaser has assumed under the other terms of the Agreement in order to comply with its Schedule B-1 requirements.”

        All references in the Initial Agreement to the “Effective Date” shall be deemed to mean the Effective Date of this Agreement.

[Signatures follow on next page]

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        IN WITNESS WHEREOF, and intending to be legally bound, the undersigned have duly executed this Agreement.

SELLER:

PKLB LIMITED PARTNERSHIP

By:  BASi MARYLAND, INC., General Partner

By:  /s/  Michael P. Silvon, Ph.D.
Name:  Michael P. Silvon, Ph.D.
Title:  Secretary

PURCHASER:

THE KEVIN F. DONOHOE COMPANY, INC.

By:  /s/  Henry B. Glover, Jr.
Name:  Henry B. Glover, Jr.
Title:  Vice President

4

EXHIBIT A

AGREEMENT OF PURCHASE AND SALE

BETWEEN PKLB LIMITED PARTNERSHIP

“SELLER”

AND

THE KEVIN F. DONOHOE COMPANY, INC.

“BUYER”

DATED JULY 26, 2004

5

PURCHASE AND SALE AGREEMENT

BETWEEN

PKLB LIMITED PARTNERSHIP, a Maryland partnership having
BASi MARYLAND, INC., a Maryland corporation as its general partner

AS SELLER

AND

THE KEVIN F. DONOHOE COMPANY, INC.

a Pennsylvania corporation

AS PURCHASER

As of July 26, 2004

TABLE OF CONTENTS

ARTICLE 1 PURCHASE AND SALE	1
1.1 Agreement of Purchase and Sale	1
1.2 Property Defined	2
1.3 Permitted Exceptions	2
1.4 Purchase Price	2
1.5 Earnest Money	2
1.6 Independent Contract Consideration	3
ARTICLE 2 TITLE, SURVEY AND ENVIRONMENTAL	3
2.1 Title Examination; Commitment for Title Insurance	3
2.2 Survey	3
2.3 Title/Survey Objections: Cure of Title/Survey Objections	3
2.4 Conveyance of Title	4
2.5 Environmental Assessment	4
2.6 No Change in Status	5
ARTICLE 3 INSPECTION PERIOD	5
3.1 Right of Inspection	5
3.2 Right of Termination	5
3.3 Seller Lease	6
ARTICLE 4 CLOSING	6
4.1 Time and Place	6
4.2 Seller's Obligations at Closing	6
4.3 Purchaser's Obligations at Closing	8
4.4 Credits and Prorations	8
4.5 Closing Costs	10

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4.6 Conditions Precedent to Obligation of Purchaser	10
4.7 Conditions Precedent to Obligation of Seller	11
ARTICLE 5 REPRESENTATIONS, WARRANTIES AND COVENANTS	11
5.1 Representations and Warranties of Seller	11
5.2 Survival of Seller's Representations and Warranties	13
5.3 Operating Covenant of Seller	13
5.4 Representations and Warranties of Purchaser	13
5.5 Survival of Purchaser's Representations and Warranties	14
ARTICLE 6 DEFAULT	14
6.1 Default by Purchaser	14
6.2 Default by Seller	14
ARTICLE 7 RISK OF LOSS	15
7.1 Minor Damage	15
7.2 Major Damage	15
7.3 Definition of "Major Loss"	15
ARTICLE 8 COMMISSIONS	16
8.1 Brokerage Commissions	16
ARTICLE 9 MISCELLANEOUS	16
9.1 Indemnification	16
9.2 Public Disclosure	16
9.3 Assignment	16
9.4 Notices	17
9.5 Modifications	18
9.6 Calculation of Time Periods	18
9.7 Successors and Assigns	18

ii

9.8 Entire Agreement	18
9.9 Further Assurances	18
9.10 Counterparts	18
9.11 Severability	19
9.12 Applicable Law	19
9.13 No Third Party Beneficiary	19
9.14 Exhibits and Schedules	19
9.15 Captions	19
9.16 Construction	19
9.17 Termination of Agreement	19
9.18 Survival	20
9.19 No Recordation	20
9.20 Confidentiality	20
EXHIBIT A LEGAL DESCRIPTION OF THE LAND	22
EXHIBIT B RENT ROLL	23
EXHIBIT C OPERATING AGREEMENTS SCHEDULE	24

iii

PURCHASE AND SALE AGREEMENT

        THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of the 26th day of July, 2004 (the “Effective Date”) by and between PKLB LIMITED PARTNERSHIP, a Maryland partnership having BASi MARYLAND, INC., a Maryland corporation as its general partner, having an address at 300 W. Fayette Street, Baltimore, Maryland 21201, and The Kevin F. Donohoe Company, Inc., a Pennsylvania corporation, its successors and assigns (“Purchaser”), having an address at The Curtis Center, Suite 700, Independence Square West, Philadelphia, Pennsylvania 19106.

W I T N E S S E T H:

ARTICLE 1
PURCHASE AND SALE

        1.1         Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

                        1.1.1         that certain tract or parcel of land situated at 300-306 W. Fayette Street, Baltimore City, Maryland more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in this Subsection 1.1.1 being herein referred to collectively as the “Land”);

                        1.1.2         all buildings, structures, fixtures and other improvements on the Land (the property described in this Subsection 1.1.2 being herein referred to collectively as the “Improvements”);

                        1.1.3         all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) used exclusively in connection with the operation of the Land and the Improvements (the property described in this Subsection 1.1.3 being herein referred to collectively as the “Personal Property”); Personal Property does not include furniture, appliances, tools and supplies used in the normal course of Seller’s business.

                        1.1.4         all of Seller’s right, title and interest in and to all agreements listed and described on Exhibit B (the “Rent Roll”) attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller (the property described in this Subsection 1.1.4 being herein referred to collectively as the “Leases”) which leases shall include the Seller Lease (as hereinafter defined); and

                         1.1.5         all of Seller’s right, title and interest in and to (i) all contracts and agreements (collectively, the “Operating Agreements”) listed and described on Exhibit C (the “Operating Agreements Schedule”) attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), including specifically, without limitation, all assignable equipment leases, and (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property (the property described in this Subsection 1.1.5 being sometimes herein referred to collectively as the “Intangibles”).

        1.2        Property Defined.    The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the "Property."

        1.3        Permitted Exceptions.    The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article 2 hereof. For purposes hereof, “Permitted Exceptions” are those matters affecting title to the Property which Purchaser has agreed or has deemed to agree pursuant to the terms of Section 2.3 to accept title subject to and in accordance with this Agreement, without any adjustment to the Purchase Price.

        1.4        Purchase Price.    Seller is to sell and Purchaser is to purchase the Property for a total of Seven Million Seven Hundred Fifty Thousand and 00/100 Dollars ($7,750,000) (the “Purchase Price”). The Purchase Price shall be paid to Seller at Closing (hereinafter defined).

        1.5        Earnest Money.    Within three (3) business days after the execution and delivery of this Agreement, Purchaser shall deposit with First American Title Insurance Company (the “Escrow Agent”), having its office at 401 E. Pratt Street, Suite 323, Baltimore, Maryland 21202, Attention: Joseph Reineberg, the sum of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000) (the “Initial Earnest Money”) in good funds, either by certified bank or cashier’s check or by federal wire transfer. On or before the expiration of the Inspection Period (as hereinafter defined) and provided Purchaser has not terminated this Agreement pursuant to Section 3.2 hereof, Purchaser shall make an additional deposit with the Escrow Agent in the amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Additional Earnest Money”, the Initial Earnest Money and the Additional Earnest Money are hereinafter collectively referred to as the “Earnest Money”) and upon expiration of the Inspection Period, if Purchaser has not terminated this Agreement, the Earnest Money shall be non-refundable (except in the case of (i) a failure of a condition precedent to Purchaser’s obligation to proceed to Closing set forth in Section 4.6, (ii) a default by Seller under Section 6.2, (iii) a termination of this Agreement by Purchaser pursuant to Section 2.3.3, or (iv) any other provision of this Agreement pursuant to which Purchaser shall be entitled to a return of the Earnest Money following a termination hereof). The Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of an escrow agreement in a form reasonably acceptable to Seller, Purchaser and Escrow Agent entered into among Seller, Purchaser and Escrow Agent simultaneously with the execution of this Agreement. All interest accruing on such sum shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement.

        1.6        Independent Contract Consideration.    In addition to the Earnest Money, Purchaser shall, concurrently with its execution hereof, deliver to Seller a check in the amount of ONE HUNDRED AND NO/100 DOLLARS ($100.00), which amount Seller and Purchaser agree has been bargained for as consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property pursuant to Article 3. Such sum is in addition to and independent of any other consideration or payment provided for in this Agreement and is non-refundable in all events.

ARTICLE 2
TITLE, SURVEY AND ENVIRONMENTAL

        2.1         Title Examination; Commitment for Title Insurance.    Purchaser shall have until the expiration of the Inspection Period to examine title to the Property. During the Inspection Period, Purchaser may, at its option, obtain from Escrow Agent sometimes hereinafter referred to as the “Title Company” at Purchaser’s expense, an ALTA title insurance commitment (the “Title Commitment’) covering the Property, showing all matters affecting title to the Property and binding the Title Company to issue at Closing an Owner’s Policy of Title insurance in the full amount of the Purchase Price. If Purchaser desires to obtain a Title Commitment, Purchaser shall cause the Title Commitment to be issued within thirty (30) days after the effective date.

        2.2        Survey.     During the Inspection Period, Purchaser may, at its option, employ a surveyor or surveying firm (the “Surveyor”), licensed by the state in which the Property is located, to survey the Property and prepare a survey thereof (the “Survey”). If Purchaser desires to obtain a Survey, Purchaser shall cause the Survey to be prepared within thirty (30) days after the Effective Date.

        2.3         Title/Survey Objections: Cure of Title/Survey Objections.    Purchaser shall have until the earlier of (i) ten (10) days after Purchaser’s receipt of both the Title Commitment and the Survey or (ii) expiration of the Inspection Period to give written notice to Seller of such objections as Purchaser may have to any exceptions to title disclosed in the Title Commitment or the Survey. Any notice of objections sent by Purchaser to Seller shall be accompanied by a copy of the Survey and a copy of the Title Commitment together with any instrument that is the subject of Purchaser’s notice of objections. Any exception to title disclosed in the Title Commitment or the Survey to which Purchaser does not object by timely written notice shall be a Permitted Exception.

                        2.3.2         In the event Purchaser gives timely written notice of objection to any exceptions to title, Seller shall have the right, but not the obligation, to attempt to remove, satisfy or otherwise cure any exceptions to title so objected to. Within ten (10) days after receipt of Purchaser’s notice of objection, (“Seller’s Title Cure Period”) Seller shall give written notice to Purchaser informing Purchaser of Seller’s election with respect to such exceptions. If Seller fails to give written notice of election within such ten (10) day period, Seller shall be deemed to have elected not to attempt to cure the matter objected to. If Seller elects to attempt to cure any exceptions, Seller shall be entitled to one or more reasonable adjournments of the Closing of up to, but not beyond, the sixtieth (60th) day following the date for Closing set forth in Section 4.1 hereof to attempt such cure.

                        2.3.3         If Seller elects or is deemed to have elected not to cure any exceptions to title objected to by Purchaser or if, after electing to attempt to cure, Seller determines that it is unwilling or unable to remove, satisfy or otherwise cure any such exceptions, Purchaser’s sole remedy hereunder in such event shall be either: (i) to accept title to the Property subject to such exceptions as if Purchaser had not objected thereto and without reduction of the Purchase Price or (ii) to terminate this Agreement, whereupon the Escrow Agent shall return the Earnest Money to Purchaser and the parties hereto shall be relieved of all further liability and/or obligation hereunder. Seller shall be deemed to have cured any such exception if the Title Company agrees to affirmatively insure over such exception.

                        2.3.4         To terminate this Agreement pursuant to this Section 2.3, Purchaser must give written notice to Seller of its election to terminate not later than (i) five (5) business days after receipt of written notice from Seller of Seller’s election not to attempt to cure any exception or of Seller’s determination, having previously elected to attempt to cure, that it is unable or unwilling to do so or (ii) five (5) days after expiration of Seller’s Title Cure Period if Seller is deemed herein to have elected not to attempt to cure such exception. If Purchaser fails to give timely notice of its election to terminate for any reason whatsoever such exception shall be deemed to be a Permitted Exception.

        2.4         Conveyance of Title.    At Closing, Seller shall convey and transfer to Purchaser all of Seller’s right, title and interest in and to the Property. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be “Permitted Exceptions” for purposes hereof:

                        2.4.1         the rights of tenants under the Leases;

                        2.4.2         the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided; and

                        2.4.3         items which are or become Permitted Exceptions pursuant to Section 2.3 hereof.

        2.5         Environmental Assessment.    Purchaser may, at its option, also obtain, at Purchaser’s expense, an environmental assessment covering the Property (the “Environmental Report”). Purchaser shall, at any time prior to expiration of the Inspection Period, give written notice to Seller of any matter disclosed by such Environmental Report which Purchaser determines to be unacceptable. In the event that Seller fails to cure or correct such unacceptable environmental condition on or before Closing, Purchaser may (i) terminate this Agreement, whereupon the Escrow Agent shall promptly return the Earnest Money to Purchaser, and the parties hereto shall thereafter be relieved of all further liability and/or obligation hereunder or (ii) withdraw its objection and proceed to Closing notwithstanding such unacceptable environmental condition.

        2.6         No Change in Status. Seller shall not cause or permit the status of title to, or the environmental condition of, the Property to be modified in any way subsequent to the date of this Agreement without the prior written consent of the Purchaser.

ARTICLE 3
INSPECTION PERIOD

        3.1         Right of Inspection.    During the period beginning upon the Effective Date and ending at 5:00 p.m. (local time at the Property) on _______________, 2004 [forty-five (45) days following the date of this Agreement] (hereinafter referred to as the “Inspection Period”), Purchaser shall have the right to make a physical inspection of the Property, including, without limitation, causing the Environmental Report to be issued, and to examine during Seller’s normal business hours, at such place or places at the Property, in the offices of the property manager or elsewhere as the same may be located, any operating files maintained by Seller or its property manager in connection with the redevelopment, leasing, maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, engineering reports, plans and specifications, warranties for services and materials provided to the Property, and environmental audits and similar materials. Any inspections by Purchaser shall be conducted only during Seller’s normal business hours and upon at least 24 hours prior notice to Seller. Purchaser will use commercially reasonable efforts to perform its inspections in a manner that does not materially interfere with Seller’s business operations being conducted upon the Property. Purchaser shall be entitled to conduct invasive testing on the Property with Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser agrees to repair any damage to the Property caused by Purchaser and to indemnify against and hold Seller harmless from any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages or injuries arising out of or resulting from the inspection or testing of the Property by Purchaser or its agents, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless Seller shall survive Closing or any termination of this Agreement. Purchaser shall maintain public liability and property damage insurance in the amount of $1,000,000, and automobile liability insurance in an amount not less than $1,000,000 which insurance coverage shall name Seller as an additional insured and which insurance coverage shall otherwise be in form and substance satisfactory to Seller and adequate to insure against all liability of Purchaser and its consultants, respectively, and each of its agents, employees or contractors, arising out of the inspections or testing. All inspections and testing shall occur at reasonable times agreed upon by Seller and Purchaser and shall be conducted so as not to interfere unreasonably with use of the Property by Seller or its tenants.

        3.2         Right of Termination.    Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser’s sole and absolute discretion) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. Time is of the essence with respect to the provisions of this Section 3.2. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2, and the Earnest Money shall be non-refundable (except as otherwise provided herein). Upon any termination of this Agreement by Purchaser, Purchaser shall deliver to Seller copies of any Environmental Report and any other nonproprietary, nonconfidential reports, tests, or studies with respect to the Property prepared by or on behalf of Purchaser.

        3.3         Seller Lease.    Seller and Purchaser agree to act in good faith to agree upon the terms and conditions of a triple net lease between Seller, as tenant, and Purchaser, as landlord, for approximately 101,000 square feet of space on the Property (the “Seller Lease”), which terms and conditions will include, but shall not be limited to (i) a lease term of two (2) years beginning with the date of Closing, (ii) base rent equal to $8.00 per leasable square foot of space on a triple net basis, with Seller being responsible for all its proportionate share of operating costs, including, without limitation, utilities, real estate taxes and insurance and all maintenance and, repair costs (including elevators) except that Purchaser shall be responsible for roof repair and maintenance and all other capital repairs or replacements (including floors, slabs, foundations and structural elements of the Property), and (iii) an agreement by Purchaser that it will not intentionally take any action that would materially adversely impact Seller’s business during the lease term (with the understanding that Seller, as tenant, is solely responsible for compliance with all laws, rules and regulations applicable to its business).

ARTICLE 4
CLOSING

        4.1        Time and Place.    The Closing shall be held at the offices of Gallagher Evelius & Jones LLP, 218 North Charles Street, Suite 400, Baltimore, Maryland 21201, on a date selected by Purchaser with at least five (5) days prior notice to Seller not later than the thirtieth (30th) day following the expiration of the Inspection Period. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3.

        4.2        Seller's Obligations at Closing.    At Closing, Seller shall:

                        4.2.1         deliver to Purchaser a duly executed special warranty deed (the “Deed”) in recordable form, conveying the applicable portion of the Land and Improvements, subject only to the Permitted Exceptions;

                        4.2.2         deliver to Purchaser a duly executed bill of sale conveying the applicable Personal Property without warranty of title or use and without warranty, expressed or implied, as to merchantability and fitness for any purpose Purchaser acknowledges that it is accepting all such Personal Property “AS IS” and “WHERE IS”;

                         4.2.3         assign to Purchaser, and Purchaser shall assume, the landlord/lessor interest in and to the applicable Leases by duly executed assignment and assumption agreement pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Leases arising prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining to the Leases arising from and after the Closing;

                        4.2.4         assign to Purchaser, and Purchaser shall assume, Seller’s interest in the applicable Operating Agreements and the other Intangibles (without any warranty of title or use) by duly executed assignment and assumption agreement pursuant to which (i) Seller shall indemnify Purchaser and hold Purchaser harmless from and against any and all claims pertaining to the Operating Agreements or the other Intangibles arising prior to Closing and (ii) Purchaser shall indemnify Seller and hold Seller harmless from and against any and all claims pertaining to the Operating Agreements or the other Intangibles arising from and after the Closing;

                        4.2.5         join with Purchaser to execute a notice in form and content reasonably satisfactory to Purchaser and Seller which Purchaser shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable, Purchaser’s assumption of Seller’s obligations with respect to any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice;

                        4.2.6         deliver to Purchaser a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the date of the applicable Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any material changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change (“Seller’s Closing Certificate”);

                        4.2.7         deliver to Purchaser such evidence as Purchaser’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller;

                         4.2.8         deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person”as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

                         4.2.9         deliver to Purchaser the applicable Leases, Operating Agreements and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property;

                        4.2.10         execute and deliver the Seller Lease; and

                        4.2.11         deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

        4.3        Purchaser's Obligations at Closing.    At Closing, Purchaser shall:

                        4.3.1         pay to Seller the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price;

                        4.3.2         join Seller in execution of the instruments described in Subsections 4.2.3, 4.2.4, and 4.2.5 above;

                        4.3.3         deliver to Seller such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

                        4.3.4         execute and deliver the Seller Lease; and

                        4.3.5         deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

        4.4        Credits and Prorations.

                        4.4.1         The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of the applicable Closing, as if Purchaser were vested with title to the Property during the entire day upon which such Closing occurs: (i) rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases and shall take into account any concessions relating to any Lease), (ii) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property, (iii) payments under the Operating Agreements, (iv) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing, and (v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

                        4.4.2         At Closing, (i) Seller shall, at Purchaser’s option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise applied as contemplated), and (ii) Purchaser shall credit to the account of Seller all refundable cash or other deposits posted with utility companies serving the Property, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

                        4.4.3         Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing provided; however, that Seller shall not be responsible for any increased taxes or assessments resulting from an increase in the assessed value of the Land or the Improvements first resulting from and after the day of Closing or otherwise resulting from the sale of the Property.

                        4.4.4         Discounts for the prepayment of any taxes, water rates or sewer rents shall be prorated as of the day of Closing.

                        4.4.5         As to gas, electricity and other utility charges referred to in Subsection 4.4.1(iv) above, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the applicable Closing.

                        4.4.6         The Personal Property is included in this sale, without further charge, except that Purchaser shall pay to Seller the amount of any and all sales or similar taxes payable in connection with the Personal Property and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing.

                        4.4.7         Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (i) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (ii) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that (iii) all rent received by Seller or Purchaser within the first sixty (60) day period after the date of Closing shall be applied first to delinquent rentals, if any, in the order of their maturity, and then to current rentals, and (iv) all rent received by Seller or Purchaser after the first sixty (60) day period after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents.

                         4.4.8         Either party shall be entitled to a post-Closing adjustment for any incorrect proration or adjustment provided written notice thereof is given to the other party within sixty (60) days of Closing (or such longer period with respect to adjustments not capable of being made or determined within such sixty (60) day period).

                         4.4.9         The provisions of this Section 4.4 shall survive Closing for a period of sixty (60) days (or, in the case of adjustments requiring a longer time in order to make a final determination as described in Section 4.4.8, such longer period of time).

        4.5         Closing Costs.    Seller shall pay (i) the fees of any counsel representing it in connection with this transaction; (ii) one-half (1/2) of any escrow fee which may be charged by the Escrow Agent or Title Company; and (iii) one-half (1/2) of all transfer and recordation taxes due and payable in connection with this transaction. Purchaser shall pay (iv) one-half (1/2) of all transfer and recordation taxes due and payable in connection with the transfer of the Property; (v) the fees of any counsel representing Purchaser in connection with this transaction; (vi) the fee for the title examination and the Title Commitment and the premium for the Owner’s Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing; (vii) the cost of the Survey; (viii) the fees for recording any documents conveying the Property to Purchaser; and (ix) one-half (1/2) of any escrow fees charged by the Escrow Agent or Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

        4.6         Conditions Precedent to Obligation of Purchaser.    The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

                        4.6.1         Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

                        4.6.2         All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing (with appropriate modifications permitted under this Agreement or not materially adverse to Purchaser).

                         4.6.3         Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

                        4.6.4         Seller and Purchaser shall have entered into the Seller Lease.

        In the event any of the foregoing conditions are not fulfilled or waived by Purchaser by Closing, this Agreement may, at Purchaser’s option, terminate and the Earnest Money shall be returned to Purchaser.

        4.7         Conditions Precedent to Obligation of Seller.     The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

                        4.7.1         Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

                         4.7.2         Purchasershall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

                        4.7.3         All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

                        4.7.4         Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

ARTICLE 5
REPRESENTATIONS, WARRANTIES AND COVENANTS

        5.1         Representations and Warranties of Seller.    Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date and as of the date of Closing:

                          5.1.1         Organization and Authority.    Seller is validly existing under the laws of Indiana. Seller has the full right and authority to enter into this Agreement and to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller.

                         5.1.2          Pending Actions.    There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof, which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement or which would impact Seller’s ability to perform under the Seller Lease.

                         5.1.3         Leases.    Except as set forth in the Rent Roll, (i) there are no other leases or occupancy agreements to which Seller is a party affecting the Property, (ii) all Leases are in full force and effect, and (iii) there exists no default under any Lease.

                         5.1.4          No Violations.    Seller has not received prior to the Effective Date any written notification from any governmental or public authority, nor does Seller otherwise have knowledge, that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated. Seller has received all permits, approvals and consents necessary to own the Property and operate its business. Seller has provided to Purchaser during the Inspection Period copies of all reports and communications from consultants and professionals (i.e., architects and engineers) relating to the structural, environmental and operational condition and status of the Property.

                         5.1.5          Taxes and Assessments.    Seller has not filed, and has not retained anyone to file, notices of protests against, or to commence action to review, real property tax assessments against the Property, which protests or actions are still unresolved.

                         5.1.6          Condemnation.     No condemnation proceedings relating to the Property are pending nor has Seller received any written notice of any threatened condemnation proceeding.

                         5.1.7          Insurance.     Seller has not received any written notice from any insurance company or board of fire underwriters of any defects or inadequacies in or on the Property or any part or component thereof that would materially and adversely affect the insurability of the Property or cause any material increase in the premiums for insurance for the Property that have not been cured or repaired.

                         5.1.8          Environmental Matters.    To the best of Seller’s knowledge, the Property is in compliance in all material respects with all applicable federal, State, and local laws, ordinances and regulations relating to air, water or noise pollution, or the production, storage, labeling or disposition or release of Hazardous Materials (as hereinafter defined) or Solid Wastes (as hereinafter defined) or the health, safety or environmental conditions on, under or about the Property, including, without limitation, soil and groundwater conditions (collectively, “Environmental Laws”). No Hazardous Materials or Solid Wastes have been or are currently on, under or about the Property. The term “Hazardous Materials” as used in this Agreement shall mean any and all substances subject to governmental regulation of any type, or which could subject Purchaser to liability of any type, including, but not limited to, “hazardous substances,” “hazardous waste,” “hazardous materials,” “pollutants,”“contaminants” or “toxic substances” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Resource Conservation and Recovery act, 42 U.S.C. Section 6901, et seq.; “hazardous chemicals” as defined under OSHA’s hazard communication standard, 29 C.F.R. §1910.1200; and those substances defined as “hazardous wastes” or as “hazardous substances” under the laws of the State of Maryland; and in the regulations adopted, published and/or promulgated pursuant to such laws. Hazardous Materials does not include materials ordinarily and customarily used, stores, present or handled in the regular operation of the multi-family apartment complexes, including but not limited to maintenance and custodial supplies all in amounts permitted by applicable law. The term “Solid Wastes” as used in the Agreement shall mean any and all substances subject to governmental regulation of any type or which could subject Purchaser or the Partnership to liability of any type, including, but not limited to, “solid wastes” as defined in the Resource conservation and Recovery Act or under the laws of the State of Maryland. Seller has not received any written notice from any governmental agency or private or public entity advising that Seller is responsible for or potentially responsible for response costs or response actions with respect to a release, a threatened release or cleanup of substances produced by, or resulting from, any business, commercial or industrial activities, operations or processes related to the Property or the Seller or any of their respective predecessors.

                         5.1.9          Collective Bargaining Agreements; Pension Plans.    No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property, and no pension, retirement, profit-sharing or similar plan or fund, ERISA qualified or otherwise, has been established by Seller in connection with the Property and no liabilities for pension or retirement payments exist in connection therewith.

                         5.1.10          No Default.    Seller is not in default of any material covenant, condition, restriction, right of way, easement, mortgage, deed of trust, lien or license affecting the Property that is to be complied with by Seller.

                         5.1.11          No Options or Rights of Purchase.    No person other than Purchaser has an option or right to purchase any or all of the Property.

                         5.1.12          No Bankruptcy.    No petition in bankruptcy (voluntary or involuntary) or for the appointment of a receiver or trustee has been filed by or against Seller or is contemplated by Seller.

                         5.1.13          No Other Violations.    To the best of Seller’s knowledge, this Agreement does not violate the terms of any other contract or agreement to which Seller is a party.

                         5.1.14          Seller’s Representative.    As used herein, the terms “to the best of Seller’s knowledge” and “Seller’s knowledge” shall be limited to the actual knowledge of Peter Kissinger, Michael Silvon, and Michael Cox.

        5.2          Survival of Seller’s Representations and Warranties.    The representations and warranties of Seller set forth in Section 5.1 as updated by Seller’s Closing Certificate to be delivered to Purchaser at Closing in accordance with Subsection 4.2.6 hereof, shall survive the Closing for a period of one (1) year.

        5.3         Operating Covenant of Seller.    Seller hereby covenants with Purchaser to use reasonable efforts to operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property or caused the Property to be operated and maintained until the Closing or earlier termination of this Agreement, including, without limitation, with respect to Hazardous Materials.

        5.4         Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to Seller:

                         5.4.1         Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

                        5.4.2         There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

                         5.4.3         Purchaser has not established any pension plan for employees which would cause Purchaser to be subject to the Employee Retirement Income Security Act of 1974, as amended.

        5.5         Survival of Purchaser’s Representations and Warranties.    The representation and warranties of Purchaser set forth in Subsection 5.5 shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one (1) year.

ARTICLE 6
DEFAULT

        6.1         Default by Purchaser.    If Purchaser fails to perform any of its obligations under this Agreement and such default continues for a period of ten (10) days after written notice from Purchaser (provided, however, that in no circumstance shall Purchaser be entitled to notice or any cure period in connection with Purchaser’s failure to proceed to Closing under this Agreement) for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof,

        6.2        Default by Seller.    In the event that Seller fails to perform any of its obligations under this Agreement and such default continues for a period of ten (10) days after written notice from Purchaser (provided, however, that in no circumstance shall Seller be entitled to notice or any cure period in connection with Seller’s failure to proceed to Closing under this Agreement), Purchaser shall be entitled, as its sole remedy, either (a) to receive the return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller and Purchaser from any and all liability and/or obligation hereunder, or (b) to enforce specific performance of Seller’s obligation to execute the documents required to convey the Property to Purchaser, so long as a suit for specific performance is commenced by Purchaser no more than one hundred eighty (180) days after the scheduled date of Closing, it being understood and agreed that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder, in which case Purchaser shall be entitled to recover its reasonable actual out of pocket costs and expenses related to Sellers default, not to exceed $100,000. No provision of this Agreement, including, without limitation, this Section 6.2, shall be deemed to modify or limit Seller’s indemnity obligations or liability set forth herein, including, as set forth in Section 9.1.

ARTICLE 7
RISK OF LOSS

        7.1         Minor Damage.    In the event of loss or damage to the Property or any portion thereof which is not a Major Loss (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy, if any, attributable to such claim. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

        7.2        Major Damage.    In the event of a Major Loss, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of the Major Loss, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (i) perform any necessary repairs, or (ii) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

        7.3         Definition of “Major Loss”.    For purposes of Sections 7.1 and 7.2, “Major Loss” shall mean: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than FIVE HUNDRED THOUSAND DOLLARS ($500,000), and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

ARTICLE 8
COMMISSIONS

        8.1         Brokerage Commissions.    Seller shall pay a broker fee to CB Richard Ellis in connection with the purchase and sale of the Property and shall indemnify and hold Purchaser harmless from and against any and all claims related thereto. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this paragraph shall survive Closing.

ARTICLE 9
MISCELLANEOUS

        9.1         Indemnification. Seller shall indemnify, defend Purchaser, its successors, assigns, members, agents and employees (the “Indemnified Parties”) (with counsel acceptable to Purchaser) harmless from and against any and all liabilities, damages, losses, claims, demands, judgments, fines, penalties, settlement amounts, payments of amounts demanded, costs and expenses (including, without limitation, reasonable attorneys’ fees and litigation costs) and claims which the Indemnified Parties may incur, including, but not limited to, in connection with any proceeding arising out of or resulting from (i) any claims due to or arising out of death or injury to persons, or damage to the property, which were sustained prior to the Closing as a result of, or alleged to have been sustained prior to the Closing as a result of, the operation, use, condition and/or upkeep of the Property prior to the Closing; (ii) liability for federal, state or local income taxes, payroll taxes and property taxes attributable to periods prior to the date of Closing; (iii) any loss, liability, claim or action to which Purchaser is subjected as a result of any and all business done, transactions entered into, or other actions taken by Seller, its agents, employees and contractors; and (iv) any breach by Seller of any representation, warranty, or covenant made by Seller in this Agreement. The foregoing indemnity shall survive the Closing for a period of two (2) years.

        9.2         Public Disclosure.    Prior to and after Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel.

        9.3         Assignment.     Seller may not assign its rights under this Agreement without first obtaining Purchaser’s written approval, which approval may be given or withheld in Purchaser’s sole discretion. The assignment of any of Seller’s rights under this Agreement without Purchaser’s prior written consent or any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Seller without Purchaser’s written approval, which consent or approval, as the case may be, may be given or withheld in Purchaser’s sole discretion, shall constitute a default by Seller under this Agreement.

                         9.3.2         Purchaser shall give Seller prior written notice of any proposed assignment of this Agreement. Such notice shall identify the proposed assignee or transferee and the constituent individuals and/or entities thereof and such further information with respect to the proposed assignee or transferee and the constituent individuals and/or entities thereof, as Seller may request. Purchaser’s assignment or transfer of this Agreement shall not relieve Purchaser of its obligations under this Agreement.

        9.4         Notices. Any notice pursuant to this Agreement shall be given in writing by (i) personal delivery, or (ii) reputable overnight delivery service with proof of delivery, or (iii) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (iv) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (i), (ii) or (iii) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

Bioanalytical Systems, Inc.
300 W. Fayette Street
Baltimore, Maryland 21201
Fax:  (765) 497-1102

With a copy to:

Ice Miller
One American Square
Box 82001
Indianapolis, IN 46282
Attention:  Stephen Hackman, Esq.
Fax:  (317) 592-4666

If to Purchaser:

The Kevin F. Donohoe Company, Inc.
The Curtis Center, Suite 700
Independence Square West
Philadelphia, Pennsylvania 19106
Fax:  (215) 440-4010

With a copy to:

Gallagher Evelius & Jones LLP
218 N. Charles Street
Suite 400
Baltimore, Maryland 21201
Attention:  Mark P. Keener, Esq.
Fax:  (410) 468-2786

        9.5        Modifications.     This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

        9.6         Calculation of Time Periods.    Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5 p.m., local time.

        9.7        Successors and Assigns.    The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

        9.8        Entire Agreement.    This Agreement, including the Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

        9.9        Further Assurances.    Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.11 shall survive Closing.

        9.10        Counterparts.     This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

        9.11        Severability.     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

        9.12        Applicable Law.    This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.14 shall survive the Closing of the transaction contemplated by this Agreement.

        9.13        No Third Party Beneficiary.    The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

        9.14        Exhibits and Schedules.    The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

                        (a)         Exhibit A — Legal Description of the Land

                        (b)         Exhibit B — Rent Roll

                        (c)         Exhibit C — Operating Agreements Schedule

        9.15        Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

        9.16        Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

        9.17        Termination of Agreement.    It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

        9.18        Survival.     The provisions of this Article 10 and any other provisions of this Agreement which by their terms are intended to be performed or be applicable after Closing shall survive Closing or any termination of this Agreement prior thereto and shall not be merged into the execution and delivery of the Deed. The foregoing is in addition to and not in exclusion of any survival provisions elsewhere set forth in this Agreement.

        9.19        No Recordation.    Neither this Agreement nor any memorandum of the terms hereof shall be recorded or otherwise placed of public record and any breach of this covenant shall, unless the party not placing same of record is otherwise in default hereunder, entitle the party not placing same of record to pursue its rights and remedies under Article 6.

        9.20        Confidentiality.     All information (collectively, “Inspection Material”) acquired by Purchaser or any of its Representatives (as hereinafter defined) with respect to the Property, whether delivered by Seller or any of its Representatives or obtained by Purchaser as a result of its inspection of the Property, examination of Seller’s files or otherwise shall be kept in confidence prior to Closing and shall not be disclosed prior to Closing to any individual or entity other than those Representatives of Purchaser who need to know the information for the purpose of assisting Purchaser in making a determination as to whether the Property is suitable for Purchaser’s purpose. As used herein, “Representative” shall mean any employee, officer, director, shareholder, owner, affiliate, agent or representative of a party as well as Purchaser’s investors, potential investors, lenders, potential lenders, consultants and attorneys for Purchaser and/or any and all of the foregoing. In the event of a breach or threatened breach by Purchaser or its Representatives of this Section 9.20, Purchaser acknowledges and agrees that such action will cause irreparable harm to Seller for which any remedy at law will be inadequate, and Seller shall be entitled to an injunction restraining Purchaser or its Representatives from disclosing, in whole or in part, any Inspection Material. The provisions of this Section shall not survive the Closing, but shall continue in full force and effect notwithstanding the prior termination of this Agreement pursuant to any right of termination granted herein or otherwise.

[Signatures follow on next page]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

PKLB LIMITED PARTNERSHIP

By:  BASi MARYLAND, INC., General Partner

By:  /s/  Michael P. Silvon, Ph.D.
Name:  Michael P. Silvon, Ph.D.
Title:  Secretary

PURCHASER:

THE KEVIN F. DONOHOE COMPANY, INC.

By:  /s/  Henry B. Glover, Jr.
Name:  Henry B. Glover, Jr.
Title: Vice President